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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2002

HearMe
(Exact name of registrant as specified in its charter)

000-25399 (Commission File Number)
Delaware (State or other jurisdiction of incorporation)		94-3217317 (I.R.S. Employer Identification No.)
c/o Burr, Pilger & Mayer LLP 600 California Street, Suite 1300 San Francisco, California 94108 (Address of principal executive offices, with zip code)
(415) 677-4524 (Registrant's telephone number, including area code)

Item 5.    Other Events.

        Outstanding Promissory Notes.    On October 29, 2002, HearMe filed complaints in the Superior Court of California in the County of Santa Clara against seven individuals (including certain former officers and directors of the Company) (the "Debtors"), seeking payment of an aggregate of $1,243,795.77 in outstanding principal and interest under promissory notes held by the Company from the Debtors (the "Notes" ), as well as certain additional interest payments and reimbursement of costs and expenses of collection, including attorneys' fees. The Notes are all past due, and the Debtors are in default thereunder. The Notes were executed and delivered by the Debtors as of various dates ranging from January 1998 to April 1999 as consideration for the purchase from the Company of shares of the Company's common stock. Although the Company believes that its claims are valid, the outcome of litigation is by its nature uncertain, and the Company anticipates that as a defensive measure the Debtors may assert counterclaims against the Company. In addition, even if the Company is successful in obtaining judgments against the Debtors, there can be no assurance that such judgments will be collectible.

        Trading of Common Stock.    On August 14, 2001, the Company's common stock was delisted from the Nasdaq National Market due to its low trading per share, which may materially impair the ability of stockholders to buy and sell shares. On November 26, 2001, the Company filed its Certificate of Dissolution with the Secretary of State of the State of Delaware and closed its stock transfer books and discontinued recording transfers of its common stock. Accordingly, certificates representing shares of common stock of the Company are not transferable except by will, intestate succession or operation of law. For any other trades subsequent to November 26, 2001, the seller and purchaser of the stock will need to negotiate and rely on "due bill" contractual obligations between themselves with respect to the allocation of proceeds, if any, resulting from ownership of the shares. To the Company's knowledge, over-the-counter trading of the Company's shares on a due bill basis is currently quoted by Pink Sheets LLC under the symbol "HEARZ.PK."

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HearMe (Registrant)
Date: November 21, 2002	By:	/s/ STEPHEN D. MAYER Stephen D. Mayer Chief Executive Officer

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  Item 5. Other Events.
SIGNATURES